UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 30, 2023

Kezar Life Sciences, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38542	47-3366145
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4000 Shoreline Court, Suite 300
South San Francisco, California		94080
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 822-5600

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	KZR	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 2.05 Costs Associated with Exit or Disposal Activities.

On October 1, 2023, the board of directors (the “Board”) of Kezar Life Sciences, Inc. (the “Company”) approved a reduction in force to prioritize the Company’s clinical-stage assets and extend its cash runway. The Company will reduce its workforce by approximately 41% to preserve cash resources. All employees affected by the workforce reduction will be eligible to receive, among other things, severance payments based on the applicable employee’s level and years of service with the Company and the continuation of group health insurance coverage for a specified time period post-termination. Each affected employee’s eligibility for severance benefits is contingent upon such employee’s execution of a separation agreement, which includes a general release of claims against the Company. In addition to the reduction in force, the Company will pause all research and drug discovery activities.

The Company anticipates the one-time severance-related charge associated with the workforce reduction to be approximately $2.9 million to $3.2 million. The severance-related charge, which is expected to represent cash expenditures that the Company expects to incur in connection with the workforce reduction, are subject to a number of assumptions, and actual results may differ materially. The Company expects that the majority of the restructuring charges will be incurred in the fourth quarter of 2023. The Company may also incur other charges or cash expenditures not currently contemplated due to events that may occur as a result of, or associated with, the workforce reduction, including potential impairment charges due to the pausing of the Company’s research and drug discovery activities. However, the Company is not able to estimate the amount or range of amounts of such potential impairments as of the date of this Current Report on Form 8-K. If required, the Company will amend this Current Report on Form 8-K at such time as its management is able in good faith to estimate the amount, or range of amounts, of these charges.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Chief Executive Officer Transition

On September 30, 2023, John Fowler, the Company’s co-founder, Chief Executive Officer and member of the Board, notified the Board that he will resign and cease serving as Chief Executive Officer, effective November 7, 2023 (the “Effective Date”). Mr. Fowler will continue serving on the Board following the Effective Date. Christopher Kirk, Ph.D., the Company’s co-founder and member of the Board, has been appointed to serve as Chief Executive Officer, effective as of the Effective Date.

In connection with this transition, on October 2, 2023, Mr. Fowler entered into a separation and consulting agreement with the Company (the “Fowler Agreement”), pursuant to which Mr. Fowler will provide transition services to the Company for a period of 12 months. Pursuant to the Fowler Agreement, Mr. Fowler will be paid a consulting fee of $5,000 per month, and his outstanding equity awards will continue to vest in accordance with their terms so long as Mr. Fowler provides continuous service to the Company, including as a member of the Board. Pursuant to the Fowler Agreement, if Mr. Fowler resigns from the Board prior to the five-year anniversary of the Effective Date and is no longer providing consulting services, such that his continuous service with the Company has ceased, the post-termination exercise period for any unexercised stock options held by Mr. Fowler would be extended to November 7, 2028. In addition, Mr. Fowler has agreed to waive participation in the Company’s Non-Employee Director Compensation Policy for the term of the consulting period.

On October 2, 2023, Dr. Kirk entered into an executive employment agreement with the Company as Chief Executive Officer (the “Kirk Agreement”), pursuant to which Dr. Kirk will receive an annual base salary of $600,000 with an annual target bonus of up to 55% of his annual base salary. Dr. Kirk will also be entitled to receive a sign-on bonus of $75,000 and an option to purchase 875,000 shares of common stock (the “Stock Option”) pursuant to the Company’s 2018 Equity Incentive Plan. The Stock Option will vest in equal monthly installments over a four-year period, subject to Dr. Kirk’s continuous service to the Company through each vesting date. Additionally, Dr. Kirk is entitled to certain severance benefits pursuant to the Kirk Agreement. In the event of a covered termination, which includes an “involuntary termination without cause” or a “resignation for good reason” as well as termination due to a “permanent disability,” Dr. Kirk is eligible to receive (i) a payment equal to the sum of his monthly base salary and pro-rata bonus, multiplied by 12, and (ii) 12 monthly payments equal to the monthly cost of his health insurance premiums at the time of termination. Alternatively, upon a covered termination which occurs within three months prior to or twelve months following the effective date of a change in control (a “change in control termination”), Dr. Kirk is eligible to receive (i) a payment equal to the sum of his monthly base salary and pro-rata bonus, multiplied by 18 and (ii) 18 monthly payments equal to the monthly cost of health insurance premium at the time of termination. Under the terms of the Kirk Agreement, in the event of a change in control termination, the vesting of all outstanding stock options and any other equity incentive awards held by Dr. Kirk will be accelerated in full, the period during which each stock option may be exercised will be the date that is 90 days after such termination date and any reacquisition or repurchase rights applicable to any shares issued or issuable to Dr. Kirk under any equity incentive awards will lapse. Any severance payments or benefits due to Dr. Kirk is subject to the execution of a general release of claims in favor of the Company. In addition, pursuant to the Kirk Agreement, following a voluntary termination in which he receives no severance, Dr. Kirk has agreed to consult for the Company for a period of 12 months after such separation date for a consulting fee equal to 50% of his then base salary. On the effective date of the Kirk Agreement, the Advisor Agreement between the Company and Dr. Kirk, dated April 23, 2023 (the “Advisor Agreement”), will be immediately terminated.

Dr. Kirk, 52, is our co-founder, has served as a member of the Board since February 2015, and has served as a Scientific and Strategic Advisor to the Company since April 2023. Dr. Kirk previously served as the Company’s President and Chief Scientific Officer from March 2015 to April 2023. Prior to founding the Company, Dr. Kirk was the Vice President of Research at Onyx Pharmaceuticals, Inc., from April 2010 to April 2014. Dr. Kirk previously served as Director of Pharmacology and Biology at Onyx Pharmaceuticals and at Proteolix, Inc. Dr. Kirk has served as a member of the Scientific Advisory Board at Karyopharm Therapeutics, Inc., C4 Therapeutics, Inc. and Avidity Biosciences LLC. Dr. Kirk received his B.S. degree in biochemistry from the University of California, Davis, and his Ph.D. degree in cellular and molecular biology from the University of Michigan.

No arrangement or understanding exists between Dr. Kirk and any other person pursuant to which Dr. Kirk was selected to serve as Chief Executive Officer of the Company. Other than the Advisor Agreement, there have been no related party transactions between the Company or any of its subsidiaries and Dr. Kirk reportable under Item 404(a) of Regulation S-K. Dr. Kirk has no family relationship with any of our directors or executive officers.

The foregoing descriptions of the Fowler Agreement and the Kirk Agreements do not purport to be complete and are qualified in their entirety by reference to the full text of the Fowler Agreement and Kirk Agreement, copies of which will be filed as exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023.

Departure of Noreen Roth Henig, M.D.

On September 30, 2023, the Board and Noreen Roth Henig, M.D., the Company’s Chief Medical Officer, reached the mutual decision to have Dr. Henig step down as Chief Medical Officer effective October 6, 2023. The Company expects to enter into a Separation Agreement with Dr. Henig, the material terms of which will be disclosed in a subsequent Current Report on Form 8-K.

Item 7.01 Regulation FD Disclosure.

On October 3, 2023, the Company issued a press release announcing a reduction in force to prioritize the Company’s clinical stage assets and extend its financial runway and the appointment of Christopher Kirk, Ph.D. as Chief Executive Officer. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

The information provided in Item 7.01 of this Form 8-K, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press release of the Company, dated October 3, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KEZAR LIFE SCIENCES, INC.

Date:	October 3, 2023	By:	/s/ Marc L. Belsky
Marc L. Belsky Chief Financial Officer and Secretary